                                                                     EXHIBIT 5.1


                    [THE WILLIAMS COMPANIES, INC. LETTERHEAD]



                                                            January 8, 2001


Williams Communications Group, Inc.
One Williams Center
Tulsa, Oklahoma 74172


         Re: 6.75% Redeemable Cumulative Convertible Preferred Stock and Class A Common Stock of Williams Communications Group, Inc.

Ladies and Gentlemen:

                  I am Senior Vice President and General Counsel of The
Williams Companies, Inc., the parent corporation of Williams Communications Group, Inc., a Delaware corporation (the "Company"), and special counsel to the Company, and I, or attorneys responsible to me, have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-3 initially filed by the Company with the Securities and Exchange Commission (the "Commission") on December 8, 2000 under the Securities Act of 1933, as amended (the "Securities Act") (the "Registration Statement"). The Registration Statement relates to (a) the resale, from time to time, by certain selling stockholders of (i) up to 5,000,000 shares of the Company's 6.75% Redeemable Cumulative Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), and (ii) shares of the Company's Class A common stock, par value $0.01 per share (the "Common Stock"), issuable upon conversion of the Preferred Stock, and (b) the issuance, from time to time, of shares of Common Stock to the transfer agent for the Preferred Stock in connection with the payment of dividends on the Preferred Stock.

                  The shares of Preferred Stock were issued pursuant to a Certificate of Designations, dated September 18, 2000 and filed with the Secretary of State of Delaware.

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

Williams Communications Group, Inc.
January 8, 2001
Page 2


                  In connection with this opinion, I, or persons responsible to me, have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Restated Certificate of Incorporation and By-laws of the Company, each as amended to date, (ii) the Registration Statement, as amended through the date hereof, (iii) a specimen certificate evidencing the Common Stock, (iv) a specimen certificate evidencing the Preferred Stock, and
(v) certain resolutions adopted to date by the Board of Directors of the Company. I, or persons responsible to me, have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates or records of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon oral or written statements or representations of officers and other representatives of the Company and the Selling Stockholders.

                  I am a member of the bars of the states of Oklahoma and New York. The opinions expressed herein are based upon and limited exclusively to the General Corporation Law of the State of Delaware.

                  Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

                  1. The shares of Preferred Stock have been duly authorized and validly issued by the Company and are fully paid and nonassessable.

Williams Communications Group, Inc.
January 8, 2001
Page 3
                  2. The shares of Common Stock issuable upon conversion of the Preferred Stock have been duly authorized by the Company and reserved for issuance by the Company upon conversion of the Preferred Stock, and such shares of Common Stock, when issued upon conversion of the Preferred Stock in accordance with the terms of the Preferred Stock at conversion prices at or in excess of the par value of such shares of Common Stock, will be validly issued, fully paid and nonassessable.

                  3. When the Board of Directors of the Company or an authorized committee thereof has taken all necessary corporate action to authorize the issuance of the shares of Common Stock to the transfer agent for the Preferred Stock in connection with the payment of dividends on the Preferred Stock, and when such shares of Common Stock are so issued to such transfer agent in accordance with the terms of the Preferred Stock, such shares of Common Stock will have been duly authorized and will be validly issued, fully paid and nonassessable.

                  I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the use of my name under the heading "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                  This opinion is being furnished only to you in connection with the above matter and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without my prior written consent.

                                   Sincerely,


                                   /s/ WILLIAM VON GLAHN
                                   -----------------------------
                                   William von Glahn
                                   Senior Vice President & General Counsel
                                   The Williams Companies, Inc.